Exhibit 16

May 22, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of Form 8-K dated May 18, 2012, of Bryn Mawr Bank Corporation as Plan Administrator of the Bryn Mawr Bank Corporation Pension Plan and the Bryn Mawr Bank Corporation 401(k) Plan (collectively, the “Plans”) and are in agreement with the statements contained in the Form 8-K, Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Fischer Cunnane & Associates Ltd

11 TURNER LANE	•	WEST CHESTER, PA	•	19380
phone 610-431-1003	www.fischercunnane.com		fax 610-696-3367

Independent Member of BKR INTERNATIONAL